CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

KNOW HOW AND ENGINEERING AGREEMENT

THIS AGREEMENT made on this 2nd day of September, 2020, by and between:

CHEMTEX GLOBAL CORPORATION, a corporation organized and existing under the laws of the State of Georgia, USA, and having a place of business at 6752 Rock Spring Road, Wilmington, NC 28405 USA (hereinafter referred to as "CHEMTEX")

and

LOOP CANADA INC., a corporation organized and existing under the laws of Canada, and having a place of business at 480 Fernand Poitras Street, Terrebonne, QC J6Y 1Y4, Canada, (hereinafter referred to as "COMPANY");

For the purposes of this Agreement CHEMTEX and COMPANY are individually referred to as the "Party" or collectively referred to as the "Parties".

WITNESSETH, THAT:

WHEREAS COMPANY wishes to establish [***] facilities [***] in [***], each with a capacity of either [***] metric tons per day (such facilities being hereinafter referred to as the "Plant" or "Plants"), based on the technical information and know-how of either: 1) Invista Textiles U.K. Limited, for melt phase Continuous Polymerization and (2) Polymetrix, or UOP Sinco for Solid State Polymerization, if so selected by COMPANY (hereinafter referred to collectively as "LICENSORS"), which technical information and know-how shall be licensed by the LICENSORS to CHEMTEX and sub-licensed to COMPANY for purposes of this Agreement; and

WHEREAS COMPANY desires to retain CHEMTEX to provide Know how and Designs for the PLANTS to cover the production of Products set forth in Annex 2; and

WHEREAS pursuant to separate Agreements between the Parties, COMPANY has agreed to procure from CHEMTEX and CHEMTEX has agreed to sell to COMPANY certain critical and proprietary equipment (hereinafter "CHEMTEX Equipment") for the Plants as well as provide to COMPANY technical assistance during erection, commissioning and start up of the Plants; and

WHEREAS, CHEMTEX is willing to provide COMPANY with such Know-how and Designs as stipulated hereinafter.

NOW, THEREFORE, the parties mutually agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 "Battery Limits" are defined as those facilities within CHEMTEX scope of work as shown in Annex 6.

1.2 "CHEMTEX Technical Information" means technical design, engineering information, relevant know-how and process information as specified in Annex 7, including the information contained in the Design for the Plants to be supplied by CHEMTEX to COMPANY under this Agreement (or disclosed directly by LICENSORS) and specifically includes any such Know How and Designs, information and Process of the LICENSORS.

1.3 "CHEMTEX Confidential Information" means CHEMTEX Technical Information except information that COMPANY can verifiably demonstrate (a) is now or hereafter becomes published or otherwise becomes available to the public through sources entitled to disclose the same, or (b) is already known to COMPANY other than through LICENSORS or CHEMTEX or its affiliates, contractors or licensees, as shown by COMPANY's records and for which COMPANY has no obligation of secrecy, or (c) has been obtained from a third party (other than a LICENSOR) who has good legal title and is not under an obligation of secrecy.

1.4 "CHEMTEX Equipment" means the proprietary equipment utilized in operating the Process which is purchased from CHEMTEX pursuant to a separate Proprietary Equipment Supply Agreement between the parties.

1.5 "Design Capacity" for each Plant shall mean a nominal capacity of [***] metric tons per day of Product.

1.6 The "Effective Date" of this Agreement shall be the date of the last signature of this Agreement by the parties and is subject to the receipt of the Downpayment by CHEMTEX as stipulated in Article 4.2.1 hereof.

1.7 "Know How and Designs" are defined as technical information delivered by CHEMTEX to COMPANY in the form of documentation contained in Annex 7

1.8 "Mechanical Completion" shall mean the date when the physical construction of the Plant has been completed, all mechanical and electrical checkout tests have been satisfactorily completed and both parties have signed the mechanical completion certificate of the Plant.

1.9 "Plant" or "Plants" shall mean the commercial facilities which are operated by or for COMPANY in [***] to produce Product using the CHEMTEX Equipment, CHEMTEX Technical information and having the Design Capacity.

1.10 [***]. It is agreed that the Process will be sublicensed to the COMPANY by CHEMTEX.

1.11 [***].

1.12 [***]. In the event that the parties are unable to agree on such specifications, COMPANY may terminate the present Agreement without further notice or liability.

1.13 "Start-Up" for each Plant means the first introduction, on a [***]-hour continuous commercial basis at no less than 50% of name plate capacity, of Raw Materials into each Plant in order to produce Product.

1.14 "Test Run" for each plant means the [***] hour test run at 100% of name plate capacity of the Plant as described in Article 5.2 and Annex 4 to be conducted for the purpose of demonstrating the performance guarantees set out in Article 5.1 b).

ARTICLE 2 - DUTIES OF CHEMTEX

2.1 CHEMTEX shall supply the Design documents to COMPANY within the Battery Limits shown in Annex 6 and the list of deliverables as shown in Annex 7. All engineering work shall be performed in Metric system or English units, as required by COMPANY.

2.2 CHEMTEX represents and warrants that it has the right to grant, and hereby grants COMPANY the royalty-free, perpetual right and license to use the CHEMTEX Technical Information to design, erect, construct, maintain and operate the Plants to make the Product, provided that COMPANY has procured from CHEMTEX the CHEMTEX Equipment and technical services pursuant to separate agreements between the Parties and after CHEMTEX has received from COMPANY all payments due under Article 4.2.1 for Plant#1 and Article 4.2.2 for Plant#2. So long as COMPANY is not in default with respect to any provision of this Agreement, CHEMTEX will not assert, and CHEMTEX will obtain a contractual undertaking from the LICENSORS not to assert, any of their respective patent rights in any jurisdiction to prevent COMPANY from selling Product produced in the Plant. For the avoidance of doubt it is understood and agreed that the Process and Know How and Design come directly from LICENSORS and the grant of right and license is directly from CHEMTEX who has the right to grant a sublicense of the license and rights it obtained from LICENSORS.

Notwithstanding above, COMPANY, upon payment of the downpayment specified in Article 4.2.1 and 4.2.2 respectively, shall have the right to utilize CHEMTEX Technical Information and know-how only for design of each Plant but not to construct and operate said Plant. COMPANY will obtain a full, royalty-free, perpetual sublicense once the [***] has been paid in accordance with the terms hereof.

Notwithstanding anything to the contrary contained herein, the parties agree that if CHEMTEX fails to pay its licensing fee to LICENSORS or otherwise fails to maintain its license with the LICENSORS and jeopordizes COMPANY's sublicenses or future rights to obtain sublicenses, COMPANY will have the right to retain amounts due and owing to CHEMTEX and 1) enter into direct communication with LICENSORS and have existing sublicenses honored by LICENSORS and, as necessary, converted into direct licenses with LICENSORS at no extra cost to COMPANY, or 2) for licenses in progress or future licenses, pay such amounts withheld from CHEMTEX directly to LICENSORS in order to secure a direct license upon the same terms and conditions as contained herein to use or continue using the CHEMTEX Technical Information, Know How and Designs, and Process for the Plants and for any future plants.

2.3 Pursuant to separate Agreements between the Parties, CHEMTEX shall provide the services of its technical specialists and those of its vendors and LICENSORS to provide support to COMPANY from CHEMTEX offices, as well as training at Plant site and to advise and consult with COMPANY outside CHEMTEX offices during engineering and design, procurement, construction, commissioning, Start-Up and testing of the Plant.

ARTICLE 3 - DUTIES OF COMPANY

3.1 COMPANY shall supply CHEMTEX with such information, with respect to the Plant sites, such as available sources of water supply, Raw Materials and utilities, facilities for effluent disposal, and other reasonable information which CHEMTEX may request from time to time for the efficient, economical and satisfactory performance by CHEMTEX of its obligations in accordance with the Agreement. Such information will be supplied on a timely basis, allowing COMPANY reasonable notice to respond to such requests.

3.2 COMPANY shall prepare in accordance with the drawings and instructions furnished by CHEMTEX, basic and detailed engineering and design outside the Battery Limits, civil and architectural drawings and plans of the buildings required for housing the equipment and machinery for the Plant and perform all other engineering as may be required for the Plant.

3.3 COMPANY shall procure the CHEMTEX Equipment required for the Plant from CHEMTEX. COMPANY may, but is under no obligation to, purchase non-critical equipment from CHEMTEX's recommended vendors. CHEMTEX will provide a full vendor list that covers non-critical equipment vendors in Asia, US, and Europe. In the event COMPANY desires to purchase non-critical equipment from vendors other than those recommended by CHEMTEX, COMPANY shall inform CHEMTEX names of vendors that COMPANY desires to use and CHEMTEX may provide comments for

consideration by COMPANY. In addition, COMPANY shall carry out the civil construction and erection work on site in accordance with CHEMTEX's plans, specifications and instructions where applicable. All such work shall be done in a satisfactory manner and using good quality materials and workmanship.

COMPANY will provide the construction materials, construction equipment, tools and labor required for the above work.

3.4 COMPANY shall procure and have on hand at all times during Start-Up of the Plant up through acceptance, in accordance with CHEMTEX's specifications therefor, including those set out in Annexes 1 and 3, a constant and adequate supply of Raw Materials, chemicals, consumable and auxiliary materials, spare parts, maintenance tools and equipment, fuel, power, water and supplies required for the operation, testing and maintenance of the Plant as well as sufficient staff of competent and qualified labor, operating, technical and supervisory personnel. COMPANY shall be solely responsible for operating and maintaining the Plant, in accordance with the CHEMTEX Technical Information.

3.5 COMPANY shall obtain and keep in force all authorizations, approvals, licenses, permits and other documents as may be required with respect to the Plants from any applicable governmental agency, department, office, bureau or other authority having jurisdiction.

3.6 COMPANY shall pay or reimburse CHEMTEX for any value-add or similar taxes paid by CHEMTEX in connection with this Agreement and which are properly bearable by COMPANY under the provisions of Article 17.

3.7 It is understood and agreed that COMPANY may perform any of its obligations under this Agreement through a Contractor who will act as COMPANY's representative. No such delegation of duties shall relieve COMPANY of any of its obligations hereunder. In the event COMPANY decides to retain such a Contractor to represent it, it shall enter into a confidentialty agreement with the Contractor at least as stringent as specified in the Agreemnt and so notify CHEMTEX. CHEMTEX shall coordinate its activities with such Contractor and shall be entitled to rely on representations, instructions and agreements made by such Contractor to the same extent as if they had been made directly by COMPANY.

ARTICLE 4 - PRICE AND PAYMENT

4.1 The total price for Know how and Design to be supplied by CHEMTEX to COMPANY pursuant to this Agreement is [***] (the "Contract price") for the Plants.

The above price is net of all taxes or duties levied in [***], which shall be borne and paid by COMPANY.

The above total price is comprised of [***] for Know how and [***] for Design of the two Plants.

4.2 COMPANY shall pay to CHEMTEX the total price stated in Article 4.1 above according to the following schedule:

4.2.1 For Plant #1

(a) [***] as a downpayment, by wire transfer to CHEMTEX' designated bank account, within 30 days from the date of signature of this Agreement by both Parties;
(b) [***] within 15 days of the receipt of the [***] documents as shown in Annex 7;
(c) [***] within 15 days of the receipt of the [***] documents as shown in Annex 7;
(d) [***] within 15 days of the receipt of the [***] documents as shown in Annex 7;
(e) [***] upon Mechanical Completion of Plant # 1;
(f) [***] upon Start-up of Plant #1.

In the event the Mechanical Completion of Plant #1 is not achieved within [***] months from the date of this Agreement due to reasons not attributable to CHEMTEX, the amount due under 4.2.1 (e) above shall be paid to CHEMTEX at the end of [***] month period

In the event Start up of of Plant # 1 is not achieved within [***] months from the Effective Date of this Agreement due to reasons not attributable to CHEMTEX, the amount due under 4.2.1 (f) above shall be paid to CHEMTEX at the end of [***] month period.

4.2.2 For Plant #2

COMPANY agrees to provide CHEMTEX with a 60-day written notice prior to the commencement date for the engineering of Plant #2 ("Plant #2 Initiation Date"). COMPANY agrees to make the following payments at the times indicated below:

(a) [***] as a downpayment, by wire transfer to CHEMTEX' designated bank account, within 30 days from the Plant #2 Initiation Date;
(b) [***] within 15 days of the receipt of [***] documents as shown in Annex 7;
(c) [***] within 15 days of the receipt of [***] documents as shown in Annex 7;
(d) [***] within 15 days of the receipt of [***] documents as shown in Annex 7;
(e) [***] upon Mechanical Completion of Plant # 2;
(f) [***] upon Start-up of Plant #2.

In the event the Mechanical Completion of Plant #2 is not achieved within [***] months from the Plant #2 Initiation Date due to reasons not attributable to CHEMTEX, the amount due under 4.2.2 (e) above shall be paid to CHEMTEX at the end of [***] month period

In the event Start up of of Plant # 2 is not achieved within [***] months from the Plant #2 Initiation Date due to reasons not attributable to CHEMTEX, the amount due under 4.2.2 (f) above shall be paid to CHEMTEX at the end of [***] month period.

4.3 The parties agree to the following timeline with respect to CHEMTEX's deliverables in accordance with Articles 4.2.1 and 4.2.2:

- Basic Design will be delivered to COMPANY within [***] following payment of the downpayment;
- Non Critical Equipment Data Sheets will be delivered to COMPANY within [***] following payment of the downpayment;
- Detail Design will be delivered to COMPANY within [***] following payment of the downpayment (subject to availability of Vendor Information).

It is anticipated that design and data sheets will be released in a phased manner depending on the expected lead time for the delivery of equipment (i.e. long lead first, then medium and short delivery).

4.4 Unless otherwise specified, payments under this Article are to be made by wire transfer to an account specified by CHEMTEX and within 10 business days of submission of CHEMTEX invoice.

4.5 Any sum of money owed to CHEMTEX hereunder is not paid when due, the unpaid amount shall bear interest, as liquidated damages to compensate for damage and inconvenience caused by the late payment, at an annual rate, compounded annually, of two (2) percentage points above the prime rate quoted by Morgan Guarantee Trust Company of New York, on the day payment was due, until paid.

4.6 CHEMTEX may suspend performance of its obligations hereunder in the event that COMPANY wrongfully fails to make a payment when due and owing to CHEMTEX within forty-five (45) days after receipt of written notice from CHEMTEX.

4.7 In the event the downpayment specified in Article 4.2 are not received by CHEMTEX within the contractual schedule set forth in 4.2.1 and 4.2.2, the price set out in Article 4.1 may be subject to renegotiation by CHEMTEX and failing such agreement between the Parties the Agreement may be terminated by CHEMTEX.

4.8 While this Agreement is for first two Plants, the Know how and Engineering fee for future plants to be built by Loop is agreed to per below schedule:

a. Know how fee for each additional plant with a capacity of [***] tons per day or [***] tons per day is [***].

b. The Design fee for each additional plant with a capacity of [***] tons per day or [***] tons per day is [***].

c. In the event that the building design units (from metric to English units or vice-versa) need to be changed for any subsequent project, an additional design fee of [***] would be applicable.

d. The right of CHEMTEX to use the INVISTA Technology covers up to a total of [***] polymerization units within a [***]-year term from the effective date of the first agreement with CHEMTEX.

Notwithstanding the foregoing, COMPANY will be under no obligation to build any additional plants other than the PLANTS.

ARTICLE 5 - WARRANTY AND LIABILITY

5.1 CHEMTEX hereby guarantees to the exclusion of all other guarantees, express or implied that:

a) The CHEMTEX Technical Information will be prepared in accordance with generally acceptable international design standards and in accordance with the standards of care, diligence and skill normally practiced by recognized engineering firms in providing services of a similar nature. In the event the CHEMTEX Technical Information does not meet the above guarantee, then CHEMTEX, as its sole liability and COMPANY's sole remedy in connection therewith, shall promptly correct and/or supplement the affected documents at its sole cost and expense.

b) Provided that the CHEMTEX Equipment for the Plant is purchased from CHEMTEX and the Plant is constructed and the CHEMTEX equipment is installed in accordance with the CHEMTEX Technical Information and operated in accordance with specified operating procedures, with Raw Materials and utilities per CHEMTEX specifications contained in Annexes 1 and 3, the Plant will be capable of producing [***] (or [***]) metric tons/day of Product with the raw material consumptions as set forth in Annex 1 hereto. The Product shall have

the properties set out in Annex 2. CHEMTEX shall be deemed to have met fully the aforesaid performance guarantees upon the successful completion of the Test Run. If the Plant cannot be successfully completed and if the above performance guarantees cannot be met for reasons attributable to CHEMTEX, CHEMTEX shall remedy such deficiencies at its own expense within thirty (30) days. However, if the deficiencies cannot, by their nature, be cured within such thirty (30) day period, but CHEMTEX commences and diligently pursues a cure of such deficiencies promptly within the initial thirty (30) day period, then COMPANY shall not exercise its remedies hereunder unless such deficiencies remain uncured for more than ninety (90) days after COMPANY's initial notification to CHEMTEX of such deficiencies.

5.2 After Mechanical Completion of the Plant is achieved, the Plant shall be started up on a mutually agreed date. After Start-Up is reached, there shall be conducted, under CHEMTEX's supervision, a Test Run to determine whether the Plant meets the guarantees set forth in Article 5.1 b) above. The Test Run procedure is set out in Annex 4, but the parties will agree on a more detailed Test Run procedure prior to Start-up. CHEMTEX shall propose the date for the Test Run for COMPANY's consent, which consent shall not be unreasonably withheld. If the results of the Test Run do not show that the Plant meets the said guarantees, CHEMTEX will promptly take any steps necessary within its scope of supply and services to remedy such deficiencies at its own expense in order to ultimately conduct a successful Test Run. Further Test Runs may be similarly proposed by CHEMTEX. COMPANY has the right to waive the Test Run. Test Run must be successfully completed no later than six (6) months from the Date of Start-Up of the Plant. If, for reasons attributable to CHEMTEX, the performance guarantee cannot be reached within the Test-Run period , CHEMTEX, shall pay to COMPANY liquidated damages according to Annex 5 until such time as the performance guarantee is met.

The quality of the Product produced during the Test Run will be determined using LICENSORS' test methods contained in Annex 4. All instruments shall be calibrated by CHEMTEX prior to the Test Run. The accuracy of the measuring instruments will be considered in determining whether the measured parameters meet the guarantee figures and the measured parameters shall be deemed acceptable if they and the guarantee figures are within the accuracy range of the instrument.

5.3 The following limitations on liability will apply:

(a) Neither party shall in any event be liable for special or punitive damages or for indirect or consequential damages such as loss of Raw Materials, finished products, use or profits, and

(b) In no event shall CHEMTEX's total liability under this Agreement or with respect to its scope of supply and services exceed [***]% of the total Contract price stated in Article 4.1 hereof.

(c) Subject to Article 2.2 above, in no event will the LICENSORS have any liability to COMPANY, whether under contract, law or otherwise. COMPANY hereby waives any claim it may have under contract, law or otherwise against the LICENSORS arising out of this Agreement or the CHEMTEX Confidential Information and acknowledges and agrees that any right or remedy it may have is against CHEMTEX.

ARTICLE 6 - CONFIDENTIALITY/PATENTS/IMPROVEMENTS

6.1 COMPANY shall use CHEMTEX Confidential Information only to for the purpose of designing, procuring, constructing, operating and maintaining the Plant to make Product. COMPANY may only disclose CHEMTEX Confidential Information to its employees, Contractor, vendors or representatives who have a need to know the information for the aforementioned purpose and who have entered into written confidentiality agreements under which they are prohibited from disclosing the CHEMTEX Confidential Information or using it for any purpose other than as aforesaid. Except as hereinbefore specifically provided, COMPANY shall not disclose any CHEMTEX Confidential Information to any third party. CHEMTEX shall be entitled to make a claim against COMPANY for the damages and losses suffered by CHEMTEX, the LICENSORS or its collaborating companies in the event that COMPANY discloses or uses the CHEMTEX Confidential Information in a manner prohibited by this Agreement and COMPANY shall be responsible for any actual direct and foreseeable costs, losses, or damages or losses incurred or suffered by CHEMTEX, the LICENSORS or its collaborating companies arising from such disclosure or misuse of the CHEMTEX Confidential Information by COMPANY, its employees, Contractor, vendors and representatives.

COMPANY shall ensure that its employees and representatives are under confidentiality obligations substantially similar to those contained in this Agreement to protect CHEMTEX Confidential Information. COMPANY shall exercise a high degree of care, and no less than that used in connection with its own technical developments, in the handling of CHEMTEX Confidential Information and in the selection of reputable employees, parties, and engineering firms, and equipment suppliers, who may obtain access thereto pursuant this Agreement.

6.2 Any and all developments, including ideas, concepts, discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, research materials, writings, documentation, data and rights (whether or not protectable

under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice by LICENSORS or CHEMTEX using the COMPANY's Confidential Information ("Developments"), shall be the exclusive property of LICENSORS or CHEMTEX.

LICENSORS and CHEMTEX agree that all such Developments will be used exclusively for COMPANY's Plants and not for, or as part of any third-party installations or facilities.

6.3 For the period of [***] ([***]) years from the Effective Date, COMPANY shall be liable to CHEMTEX and LICENSORS for damage caused by unauthorized disclosure or use of the CHEMTEX Confidential Information, resulting either

a) from the failure on the part of COMPANY to comply with the terms of Article 6.1, or

b) from the failure on the part of the COMPANY to exercise reasonable degree of care, and no less than that used in connection with its own technical development, in the handling of that Confidential Information and in the selection of consultants, engineering firms or equipment suppliers, who may obtain access thereto pursuant to said Articles 6.1, and shall also be responsible for indemnifying and holding harmless the disclosing party from any and all liabilities resulting from such unauthorized disclosure or use.

6.4 No license or right is granted by implication or otherwise with respect to any patent application or patent except as specifically set forth herein.

6.5 No information shall be required to be furnished over governmental prohibition or objection.

6.6 The property and copyright in all Documentation provided by CHEMTEX shall remain with CHEMTEX. COMPANY is hereby licensed to make at its own expense such number of copies as may be needed for the purpose of this Agreement and for the purpose of operating, maintaining or repairing the Plant.

6.7 Should any claim or lawsuit arise from any third party against COMPANY alleging that the use of any of the CHEMTEX Technical Information sublicensed under this Agreement or within the scope of the rights granted under this Agreement infringes such third party's patent or intellectual property rights granted or in existence prior to the date of this Agreement or other proprietary technology right in existence on the date of this Agreement ("IP Infringement Claim"), CHEMTEX and COMPANY shall meet as soon as possible to review the claim and determine whether any non-infringing alternative is

available. CHEMTEX's indemnification obligation as above shall extend only to items which are actually designed by CHEMTEX and will not extend to items which COMPANY requires or which are based on COMPANY information. If such Infringement Claim is finally determined to be valid, CHEMTEX, at its option, will either (i) implement a process design change, in which case CHEMTEX shall bear, and CHEMTEX's liability for the IP Infringement Claim shall be limited to, the reasonable direct costs for the implementation of the design change (net of any ancillary savings reasonably expected to result from such a design change), or (ii) acquire a license from the third party for Licensee or COMPANY, at CHEMTEX's cost. In the event that a defense is required for any lawsuit initiated against Licensee or COMPANY for the IP Infringement Claim, CHEMTEX will be responsible for handling all legal matters for such claim and indemnify Licensee and COMPANY for any direct damages or liabilities finally determined to be due by Licensee or COMPANY arising solely from the IP Infringement Claim. Licensee and COMPANY agree to (i) notify CHEMTEX in writing promptly upon learning that an IP Infringement Claim has been asserted or threatened in writing; (ii) give CHEMTEX full control of the defense and settlement of such claim and all negotiations relating to settlement (including a right to give full control to the LICENSORS); and (iii) promptly assist CHEMTEX and do nothing to prevent CHEMTEX from defending the claim or lawsuit in all necessary respects. CHEMTEX will have no obligation to COMPANY if the IP Infringement Claim is based on or arises from (i) any use by COMPANY of any technical information not provided by CHEMTEX or (ii) any change of the Process or Equipment not approved by CHEMTEX or (iii) any use of the CHEMTEX Technical Information not permitted by this Agreement. The foregoing is COMPANY's sole remedy and CHEMTEX's sole liability, under contract, law or other legal characterization, arising from or in connection with any IP Infringement Claim. Notwithstanding Article 5.3 above, CHEMTEX's total liability for any and all IP Infringement Claims will not exceed [***]% of the total Contract price stated in Article 4.1 hereof. With respect to equipment and machinery procured from others, CHEMTEX's sole liability shall be to obtain appropriate indemnities from the vendors and/or subcontractors and to assist with the enforcement of the same.

ARTICLE 7 - EXCLUSIVITY

7.1 During the term of this Agreement and as long as COMPANY continues to procure from CHEMTEX a minimum of three (3) licenses to the CHEMTEX Technical Information in every five (5) year period starting on the Effective Date and continues to procure all services through CHEMTEX, CHEMTEX, on its behalf and on behalf of LICENSORS, agrees it shall not, and shall not authorize or permit any of its respective subsidiaries, affiliates or representatives to (a) solicit, initiate or encourage the submission from any

person of any proposal to directly or indirectly acquire a license or sublicense of the CHEMTEX Technical Information, (b) enter into any agreement with respect to, or approve or recommend, any license or sublicense of the CHEMTEX Technical Information or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to constitute, a license or sublicense of the CHEMTEX Technical Information[***].

ARTICLE 8 - INSTRUCTIONS AND VARIATIONS

8.1 CHEMTEX's scope of work under this Agreement is fixed. No variation in the scope of work shall be valid unless agreed in writing by COMPANY and CHEMTEX.

8.2 The value of all approved variations shall be taken into account in ascertaining the contract price.

8.3 In the event that an instruction issued by COMPANY constitutes a change which will have an impact on the cost, schedule, or quality of the scope of work to be performed by CHEMTEX pursuant to this Agreement, then CHEMTEX shall so notify COMPANY.

8.4 When a change is justified, the change order will be priced on a lump sum basis. CHEMTEX shall not be required to implement any change prior to agreement being reached on resultant changes in price, schedule, or guarantees.

8.5 Without prejudice to the provisions of Articles 8.1 through 8.4, in the event of a dispute in relation to this Article 8, the parties shall meet and discuss and attempt to settle the matter to the reasonable satisfaction of both parties.

ARTICLE 9 - FORCE MAJEURE

9.1 If either party is prevented or hindered from carrying out its obligations hereunder by circumstances beyond its reasonable control, including without limitation, any form of Government intervention, pandemic, strikes and lockouts (herein referred to as Force Majeure), then the performance of such obligations shall be suspended for such time as the circumstances aforesaid last and the party affected shall not be liable for any delay occasioned thereby. In the event such circumstance of force majeure shall continue for 30 days, the parties shall discuss how the objective of the agreement can be achieved despite the existance of such force majeure circumstance. If no agreement is reached by the parties and if such delay shall extend for a period of at least one hundred and eighty (180) days, or such other time period as may be mutually agreed, the party not affected by the circumstances aforesaid may, by notice in writing to the other party, terminate the

Agreement and no liability shall by reason of such termination attach to either party. COMPANY shall pay CHEMTEX or CHEMTEX shall refund to COMPANY such a sum as may be equitable under the circumstances with a view to the work performed and the amount paid prior to termination.

9.2 Shortage of staff, materials or utilities or delays by COMPANY or CHEMTEX suppliers or sub-contractors shall not, by themselves, constitute Force Majeure unless they are caused by circumstances which are Force Majeure circumstances within the meaning of this Article 8.

ARTICLE 10 - NOTICES

Unless otherwise provided for herein, notices or other communications authorized or required between the parties hereto by any provision of this Agreement shall be in writing and delivered by hand or transmitted by registered or certified mail, postage or other charges prepaid, or by telex and/or facsimile confirmed in writing, and in all cases addressed to the party concerned at the address set forth below:

For COMPANY: Loop Canada Inc.
480 Fernand-Poitras Street
Terrebonne, Quebec, J6Y 1Y4
Canada
Attn: President and CEO
Email:

For CHEMTEX: Chemtex Global Corporation
6752 Rock Spring Road, Suite 130
Wilmington, NC 28405
USA
Attn: Executive Vice President
Email:

or to such other address as either party may from time to time designate by written notice.

ARTICLE 11 - INTERPRETATION

11.1 No amendment to this Agreement shall be effective unless expressly agreed in writing by COMPANY and CHEMTEX as an amendment hereof.

11.2 Any consent or assistance given by one party to another or any checking, approval, testing and inspecting or any waiving of testing and inspection by a party shall not relieve the other party of its responsibilities.

11.3 Words importing the singular only also include the plural and vice versa where the context requires.

11.4 The rates and prices in this Agreement shall be fixed unless otherwise stated in this Agreement.

11.5 This agreement shall be governed by and construed under the laws of State of Delaware, United States of America, without reference to any conflicts of principles which would apply the law of a different jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to this Agreement..

ARTICLE 12 - ASSIGNABILITY

Except as may be mutually agreed by the Parties, which agreement shall not be unreasonably withheld, neither party shall sell, assign, pledge or in any way transfer or encumber all or any part of its interest in this Agreement, except to an Affiliate of such party or to a purchaser of the Plant or of the business to which this Agreement relates. In addition, CHEMTEX may assign its rights under this Agreeement in whole or in part on one or more of the LICENSORS without the consent of COMPANY. Any attempted disposition in contravention of this Article 12 shall be void ab initio. The LICENSORS are considered to be third party beneficiarys of this Agreement, including without limitation for purposes of Article 6.

ARTICLE 13 - DISPUTE RESOLUTION

13.1 The parties shall attempt in good faith to resolve promptly any controversy or dispute arising out of or relating to the Agreement by negotiations between representatives of the parties who have authority to settle the controversy.

13.2 If the matter has not been resolved within thirty (30) days of the disputing party's notice to the other party of its intent to submit the matter to arbitration in New York City before a single arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

13.3 All deadlines specified in this Article 13 may be extended by mutual agreement.

13.4 The procedures specified in this Article 13 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to the Agreement

ARTICLE 14 - WAIVER

A waiver of a breach of this Agreement by either party shall not be deemed to be a continuing waiver or a waiver of any other default or of any other provision of this Agreement.

ARTICLE 15 - GOVERNMENT ACTION / SEVERABILITY

In the event any provision of this Agreement is declared illegal or void by any governmental entity, then the remainder of the Agreement shall continue in effect. The parties shall meet and negotiate, in good faith, replacement provisions which most nearly reflect their original intent.

ARTICLE 16 - COMPLIANCE

Each party shall conduct all activities related to this Agreement, and will cause its affiliates, employees, agents and representatives to conduct all activities related to this Agreement, in compliance with all laws, including all anticorruption laws applicable to either party or te LICENSORS including those relating to improper or illegal gifts, gratuities or payments, or commercial or government bribery and all similar laws (including the US Foreign Corrupt Pracitces Act and the U.K. Antibribery Laws). In addition, no Party will, or permit any of its officers, employees or representatives to pay, promise to pay or authorize the payment of any money or anything of value to any person or entity where there is the likelihood of influencing or inducing a decision or obtaining or retaining business or any advantage in connection with this Agreement or with the licensing activities with Licensee involving the INVISTA Confidential Information The parties also acknowledge that CHEMTEX's and LICENSORS' technical information is subject to certain laws that restrict its export, re-export or use to or with destinations, countries, governments, entities or other persons subject to export controls or economic sanctions including U.S. Export Administration Regulations and U.S. economic sanctions regulations and law, including the various Foreign Assets Control Regulations, Executive Orders, and statutes imposing sanctions on governments, countries, persons and entities associated with various countries (such as Iran, Cuba, North Korea, Syria or Sudan) and as such COMPANY agrees not to export, re-export, transfer or use CHEMTEX's and/or LICENSORS' technical information except in full compliance with these laws or in manner that

could result in penalties or sanctions being imposed on, or liability for, CHEMTEX or any LICENSOR under such laws. The breach of this Article by a Party with respect to compliance with anticorruption laws and exort controls will entitle the other Party to terminate this Agreement.

ARTICLE 17 - COORDINATION

CHEMTEX and COMPANY each agree to appoint a Project Director in connection with this Agreement. The Project Director (or his designee) for each party shall be responsible for the receipt and delivery of communications with the other party. In addition, the COMPANY Project Director (or his designee) shall be responsible for coordinating the activities with COMPANY's other contractors. It is agreed that the COMPANY Project Director may be an employee of a Contractor appointed by COMPANY to represent it as described in Article 3.6 hereof. The Project Directors shall prepare an authorized communication procedure as soon as possible after they are appointed.

ARTICLE 18 - TAX MATTERS

The Contract Price shall include all relevant taxes and duties, including income taxes, properly payable by CHEMTEX outside Canada and France. All taxes and duties levied within Uzbelistan, including sales and use taxes, income taxes, value added taxes and custom duties, shall be borne and paid by COMPANY.

ARTICLE 19 - REMEDIES

Where provided in this Agreement, the rights, obligations and remedies of the parties shall be exclusively those stated in this agreement.

ARTICLE 20 - HAZARDOUS WASTE AND TOXIC SUBSTANCES

COMPANY shall be solely responsible for all pre-existing contamination, hazardous waste and toxic substances, including, without limitation, asbestos, which may be found during construction of the Plant and COMPANY agrees to indemnify CHEMTEX from and against all claims, damages, costs and expenses which may arise out of the existence of such hazardous materials at the Plant site.

ARTICLE 21 - PUBLICITY

CHEMTEX may include reference to its sale of the Plant and LICENSORS' technology in its reference lists and brochures, but CHEMTEX shall not otherwise publicize COMPANY's name in connection with this Agreement without COMPANY's prior consent in writing. Similarly, COMPANY may refer to their purchase of this Plant from CHEMTEX and to the license of LICENSORS technology contained therein, but may not otherwise publicize any detailed information concerning the contract without CHEMTEX'S prior consent in writing.

ARTICLE 22 - ANNEXES

The following Annexes attached hereto are an integral part of this Agreement:

Annex 1 [***]

Annex 2 [***]

Annex 3 Utilities Specifications & Consumptions

Annex 4 Test Run Procedure

Annex 5 Liquidated Damages

Annex 6 Battery Limits Diagram

Annex 7 Know how and Engineering Deliverables

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives.

LOOP CANADA INC.	CHEMTEX GLOBAL CORPORATION
By:	By:
Name: Daniel Solomita	
Title: Founder and CEO	Title:

Date: September 2, 2020	Date: September 2, 2020